Exhibit 99.1

          Registration Statement For Greatbatch, Inc. 2 1/4%
   Subordinated Convertible Debentures Due 2013 Declared Effective


    CLARENCE, N.Y.--(BUSINESS WIRE)--June 7, 2007--Greatbatch, Inc. ("Greatbatch") (NYSE:GB) announced today that the Securities and Exchange Commission has declared effective today its registration statement on Form S-3 (File No. 333-142400) relating to resales by selling securityholders of its 2 1/4% Subordinated Convertible Debentures due 2013, issued pursuant to an indenture dated as of March 28, 2007, by and between Greatbatch and Manufacturers and Traders Trust Company, as trustee, as amended by the First Supplemental Indenture thereto, and the shares of Greatbatch's common stock issuable upon conversion of the debentures. The debentures were originally issued in an aggregate principal amount of $197.8 million on March 28, 2007 and April 2, 2007. The debentures are subject to a registration rights agreement. Greatbatch will not receive any of the proceeds from the resale of the debentures or the shares of common stock issuable upon conversion of the debentures.

    Copies of the prospectus may be obtained from Greatbatch, Inc., 9645 Wehrle Drive, Clarence, New York 14031, (716) 759-6901,
Attention: Director of Investor Relations.

    This press release does not constitute and offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.

    About Greatbatch

    Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications.


    CONTACT: Greatbatch, Inc.
             Anthony Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com